AGREEMENT OF SALE

     THIS AGREEMENT, entered into as of the 29th day of October, 1996, by and between HEOW, INC., a Wisconsin corporation ("Purchaser") and VILLA MEDICI LIMITED PARTNERSHIP, an Illinois Limited Partnership ("Seller").

                                  WITNESSETH:

     1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Thirteen Million One Hundred Thousand and No/100 Dollars ($13,100,000.00) ("Purchase Price"), that certain property ("Property") in Overland Park, Kansas, more particularly described on Exhibit A attached hereto, which Property is known as Villa Medici Apartments. Included in the Purchase Price is all of the personal property set forth on Exhibit B, which shall be transferred to Purchaser at Closing (as hereinafter defined) by a Bill of Sale.

     2.   PURCHASE PRICE.  The Purchase Price shall be paid as follows:

          a. Upon the execution of this Agreement, the sum of $75,000.00 ("Earnest Money") to be held in escrow by the Escrow Agent (as that term is defined in the Escrow Agreement), by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

          b. On the Closing Date (as hereinafter defined), $13,100,000.00 (inclusive of all Earnest Money) adjusted in accordance with the prorations by federally wired "immediately available" funds delivered to the Title Insurer (as hereinafter defined) no later than 12:00 Noon Central Time on the Closing Date.

     3.   TITLE COMMITMENT AND SURVEY.

          a. Attached hereto as Exhibit D is a title commitment dated September 18, 1996 ("Title Commitment") for an owner's standard coverage title insurance policy ("Title Policy") issued by Chicago Title Insurance Company ("Title Insurer"). The owner's Title Policy issued at Closing will be in the amount of the Purchase Price subject only to real estate taxes not yet due and payable, the general printed exceptions contained in the policy and the special title exceptions set forth in Schedule B, Numbers 8 through 15 inclusive of the Title Commitment. All of the above are herein referred to as the "Permitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters insured by the policy, subject only to the exceptions therein stated. On the Closing Date, Seller shall cause the Title Insurer to issue the Title Policy or a "marked up" commitment in conformity with the Title Commitment. Purchaser shall pay the costs of the Title Policy, including the costs of "extended coverage" and any special endorsements which Purchaser requires.

          b. Purchaser acknowledges receipt of a survey ("Survey") of the Property prepared by Shafer, Kline & Warren, P.A. If Purchaser requires an updated Survey, then Purchaser shall immediately order and pay for same. If the updated Survey discloses matters that are not on the original Survey and such matters are reasonably objectionable by Purchaser ("Survey Defects"), then Purchaser shall notify Seller of the Survey Defects prior to the expiration of the Approval Period (as hereinafter defined). Seller shall then have ten (10) days to advise Purchaser whether or not Seller will cure the Survey Defects by obtaining a title indemnity insuring over loss or damage that may occur as a result of the Survey Defects. If Seller is unable to obtain the aforesaid title indemnity, then Purchaser can elect to either terminate this Agreement or take title to the Property subject to the Survey Defects. If Purchaser elects to terminate this Agreement it shall be by notice to Seller within five (5) days after receipt of notice from Seller that Seller is unable to obtain the title indemnity. If this Agreement is terminated pursuant to this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

     4. CONDITION OF TITLE/CONVEYANCE. Seller agrees to convey fee simple title to the Property by Special Warranty Deed ("Deed") in recordable form subject only to the Permitted Exceptions. If Seller is unable to convey title to the Property subject only to the Permitted Exceptions because of the existence of an additional title exception ("Unpermitted Exception"), then Purchaser can elect to take title to the Property subject to the Unpermitted Exception or terminate this Agreement. If Purchaser elects to terminate this Agreement, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

     5. PAYMENT OF CLOSING COSTS. Purchaser shall pay the costs of the documentary stamps (if any) to be paid with reference to the Deed and all other stamps, intangible, documentary, recording, sales tax and surtax imposed by law with reference to any other documents delivered in connection with this Agreement.

     6.   DAMAGE, CASUALTY AND CONDEMNATION.

          a. If the Property suffers damage as a result of any casualty prior to the Closing Date and can be repaired or restored in the case of real property for $100,000 or less, or in the case of Personal Property, for $10,000 or less, then Seller shall commence the repair or restoration in an expeditious manner, in which event the Closing Date will be extended until such date as may reasonably be required to complete the repair or restoration. Seller shall retain all insurance proceeds. If the cost of repair or restoration exceeds that amount, then either party can elect to terminate this Agreement upon notice to the other party served within twenty (20) business days of such casualty. If Seller elects to terminate this Agreement and Purchaser does not elect to terminate this Agreement pursuant to this Paragraph, then Purchaser shall accept the Property in its damaged condition together with an assignment from Seller of all insurance proceeds and receive a credit at Closing in the amount of the deductible.

          b. If condemnation proceedings ("Proceedings") are instituted against the Property and the parties reasonably believe that such Proceedings will result in an award in excess of $100,000.00, then Purchaser can elect to either take the Property subject to the Proceedings and an assignment of Seller's interest in the Proceedings or terminate this Agreement. If Purchaser elects to terminate this Agreement, it shall be by notice to the Seller within five (5) days after Seller notifies Purchaser of the Proceedings.

          c. If the Agreement is terminated pursuant to this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

     7.   AS-IS CONDITION.

          a. Seller acquired title to the Property by virtue of a deed in lieu of foreclosure, and therefore, Seller cannot make any representations as to the condition of the Property upon which Purchaser can rely. Any information which Seller has as to the leases is based solely upon information which Seller obtained subsequent to its acquisition of the Property. Purchaser is not relying on Seller having made any inquiry as to the condition of the Property or the leases. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear and loss by fire or other casualty or condemnation from the date of this Agreement until the Closing Date. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of the Americans With Disabilities Act or any fire codes or building codes. Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the Environmental Laws (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property. This release shall survive the Closing. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Emergency

Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C.
Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum,
(B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon,
(H) Polychlorinated Biphenyls (PCB's) and (I) ureaformaldehyde.

          b. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

     8. CLOSING. The closing ("Closing") of this transaction shall be on December 2, 1996 ("Closing Date"), at the office of the Purchaser's attorney, at which time Seller shall deliver possession of the Property to Purchaser.

     9.   CLOSING DOCUMENTS.

          a. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the balance of the Purchase Price, and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement.

          b. On the Closing Date, Seller shall deliver to Purchaser possession of the Property; the Deed (in the form of Exhibit E attached hereto) subject to the Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser; an inventory of the Personal Property and a Bill of Sale for the same (in the form of Exhibit F attached hereto); an executed closing statement; an executed assignment and assumption of all service contracts (in the form of Exhibit G attached hereto); an executed assignment and assumption of all leases and security deposits (in the form of Exhibit H attached hereto); updated rent roll; a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits (in the form of Exhibit I attached hereto); a non-foreign affidavit (in the form of Exhibit J attached hereto); an executed assignment and assumption of intangibles (in the form of Exhibit K attached hereto); and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     10. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF ANY DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

     11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON AND LIQUIDATED DAMAGES IN THE AMOUNT OF $75,000.00, AND THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. THE PARTIES HAVE AGREED THAT PURCHASER'S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY THE SELLER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT $75,000.00 HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF PURCHASER'S DAMAGES. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED AND THE OTHER DOCUMENTS REQUIRED TO BE DELIVERED AT CLOSING, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE, PROVIDED THAT AT THE TIME OF THE FILING OF THE COMPLAINT, PURCHASER SHALL DEPOSIT WITH THE ESCROW AGENT THE AMOUNT OF THE PURCHASE PRICE INCLUSIVE OF THE EARNEST MONEY.

     12.  a.   PRORATIONS.  Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes; and other similar items shall be adjusted ratably as of 11:59 P.M. on the Closing Date ("Proration Date"), and credited or debited to the_balance of the cash due at Closing. If for any reason the Proration Date is earlier than the Closing Date, then for the period from the Proration Date through the Closing Date, Purchaser shall be entitled to the benefit of all of the income from the Property and shall bear the burden of all of the operating expenses of the Property, including, but not limited to, insurance, service contracts, employee wages and benefits, management fees, utility costs and interest on the existing mortgages encumbering the Property (if any). If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to Delinquent Rents referred to in b below. If special assessments have been levied against the Property for completed improvements, then the amount of any installments which are due prior to the Closing Date shall be paid by the Seller; and the amount of installments which are due after the Closing Date shall be paid by the Purchaser. All assessments for incomplete improvements shall be paid by Purchaser.

          b. DELINQUENT RENTS. If, as of the Closing Date, any rent is in arrears ("Delinquent Rent") for the calendar month in which the Closing occurs, then the first rent collected by Purchaser will be delivered to Seller for the Delinquent Rent. If Delinquent Rent is in arrears for a period prior to the calendar month in which the Closing occurs, then rents collected by Purchaser shall first be applied to current rent and then to Delinquent Rent. Purchaser shall deliver Seller's pro rata share within 30 days of Purchaser's receipt of that Delinquent Rent. This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Deed.

     13. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph 10.

     14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller.
Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph . Seller hereby consents to an assignment to an entity, the ownership and control of which is held by the same persons owning and controlling Purchaser, provided such assignment is effected prior to the expiration of the Approval Period. However, Purchaser shall remain liable for all of the Purchaser's obligations and undertakings set forth in this Agreement and the exhibits attached hereto.

     15. BROKER. The parties hereto acknowledge that Paine Webber Real Estate Group ("Broker") and Cohen-Esrey Real Estate Services Inc. ("Co-Broker") are the only real estate brokers involved in this transaction. Purchaser has not paid and will not pay at any time before, at or after the Closing, any fee, commission or compensation whatsoever to any person whomsoever directly or indirectly on account of this Agreement, its negotiation, or the sale hereby contemplated. Seller agrees to pay Broker a commission or fee ("Fee") and Co-Broker a commission or fee ("Co-Fee") pursuant to listing agreements with Broker and Co-Broker. However, the Fee and Co-Fee are due and payable only from the proceeds of the Purchase Price received by Seller. The foregoing does not apply to any fee which may be paid by Seller to any affiliate of Seller as a result of this transaction. Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as a "Seller Indemnitee") from all claims, including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Purchaser does now and shall at all times consent to a Seller Indemnitee's selection of defense counsel. Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Seller does now and shall at all times consent to a Purchaser Indemnitee's selection of defense counsel.

     16.  DOCUMENTS, INSPECTION OF PROPERTY AND APPROVAL PERIOD.

          a. Seller has delivered to Purchaser copies of the most recent available tax bills, rent rolls, insurance premiums, and service contracts (collectively the "Documents"). All of the Documents shall be subject to approval by Purchaser by the close of business (5:00 P.M. Central Time) on November 22, 1996 ("Approval Period"). During the Approval Period, upon reasonable notice to the Seller, the Purchaser shall have the right to inspect and approve the condition of the Property including the interior of the apartments, during normal business hours. Purchaser, its engineers, architects, employees, contractors and agents shall maintain public liability insurance policies insuring against claims arising as a result of the inspections of the Property being conducted by Purchaser. Prior to commencing any tests, studies and investigations, Purchaser shall deliver to Seller a certificate of insurance evidencing the existence of the aforesaid policies and naming Seller as an additional insured. Purchaser agrees to indemnify, defend, protect and hold Seller harmless from any and all loss, costs, including attorneys' fees, liability or damages which Seller may incur or suffer as a result of Purchaser's conducting its inspection and investigation of the Property including the entry of Purchaser, its employees or agents and its lender onto the Property, including without limitation, liability for mechanics' lien claims.

          b. Purchaser agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Property. Purchaser further agrees to restore any damage to the Property which may arise as a result of Purchaser's inspection of the Property.

          c. If Purchaser disapproves the Documents or the condition of the Property, it must be by a notice ("Notice of Disapproval") delivered to Seller and the Escrow Agent prior to the expiration of the Approval Period. The Notice of Disapproval delivered to Seller shall be accompanied with copies of all reports ("Reports") which Purchaser has received during the Approval Period. Upon receipt of the Notice of Disapproval and copies of the Reports, the Earnest Money plus the interest accrued thereon shall be returned to the Purchaser. If Purchaser does not deliver a Notice of Disapproval and copies of the Reports to Seller, then it shall be conclusively presumed that Purchaser has approved the Documents and the condition of the Property and all Earnest Money plus the interest accrued thereon shall belong to Seller unless Seller is in default hereunder.

          d. If at any time prior to the Closing Date, Purchaser discovers any fact or circumstance which would cause a representation or warranty of Seller to be untrue or misleading, or with the passage of time would become untrue or misleading and Purchaser fails to notify Seller of such fact or circumstance, then Purchaser shall be deemed to have waived its right to seek damages or termination of this Agreement.

     17. SURVIVAL OF PURCHASER'S INDEMNITY. Notwithstanding anything in this Agreement to the contrary, Purchaser's obligation to indemnify, defend and hold Seller harmless under various provisions of this Agreement shall forever survive the termination of this Agreement or the Closing and delivery and recording of the Deed.

     18.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

          a. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by James E. Mendelson, and any representation or warranty of the Seller is based upon those matters of which James E. Mendelson has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller or the individual partners or the general partner of Seller.

          b. Subject to the limitations set forth in subparagraph a above, Seller hereby makes the following representations, warranties and covenants, all of which are made to the best of Seller's knowledge, none of which shall survive the Closing and delivery of the Deed:

               i. The present use and occupancy of the Property conform with applicable building and zoning laws and Seller has received no written notice that any such laws, rules or regulations are being violated.

               ii. The rent roll ("Rent Roll") attached hereto as Exhibit L which will be updated as of the Closing Date is true and accurate.

               iii. Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property.

               iv. The management, operation, leasing and maintenance of the Property, as presently conducted by the Seller, shall continue until the Closing Date.

          c. If on or prior to the Closing Date, Seller discovers that a representation or warranty is untrue, then upon receipt of notice from Seller, Purchaser can elect to terminate this Agreement or take title to the Property subject to the untrue representation or warranty.

     19. ENVIRONMENTAL REPORTS. Attached to this Agreement as Exhibit M is a list of environmental reports (" Environmental Reports") of the Property, which Seller has delivered to Purchaser, at Purchaser's request. Seller makes no representation or warranty that the Environmental Reports are accurate or complete. Purchaser hereby releases Seller from any liability whatsoever with respect to the Environmental Reports, including, without limitation, the matters set forth in the Environmental Reports or the accuracy and/or completeness of the Environmental Reports.

     20. LIMITATION OF SELLER'S LIABILITY. No general or limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     21. PURCHASER'S ORGANIZATIONAL DOCUMENTS. At least ten (10) days prior to the Closing Date, Purchaser will provide Seller's attorney with copies of its organizational documents, including a certified copy of its recorded certificate of limited partnership and a true copy of its Partnership Agreement or a certified copy of its Articles of Incorporation, corporate resolutions authorizing the transaction, and an incumbency certificate, whichever is applicable.

     22.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

     23. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  Ilona Adams

          with copies to:     The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  James E. Mendelson
                              847/267-1600
                              847/317-4462 (FAX)

                              and

                              Morton M. Poznak
                              Schwartz & Freeman
                              Suite 1900
                              401 North Michigan Avenue
                              Chicago, Illinois  60611
                              312/222-0800
                              312/222-0818 (FAX)

          TO PURCHASER:       c/o Ed Hurley, Sr.
                              15944 East 6-Mile Road
                              Grant Park, Illinois 60940
                              815/465-6653
                              815/465-6654 (FAX)

          with a copy to:     Mr. Lonnie Shalton
                              Polsinelli, White, Vardeman & Shalton
                              700 W. 47th Street
                              Suite 1000
                              Kansas City, Missouri 64112
                              816/753-1000
                              816/753-1536 (FAX)


subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

     24. EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three (3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

          a.   Earnest Money;

          b.   One (1) fully executed copy of this Agreement; and

          c. Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to the Purchaser and the Seller.

     25. GOVERNING LAW. The provision contained herein with reference to retention of the Earnest Money in the event of Purchaser's default shall be governed by the laws of the State of Illinois. The remaining provisions of this Agreement shall be governed by the laws of the State of Kansas.

     26. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

     27. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     28. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

Executed by Purchaser on           PURCHASER:
10/24/96, 1996.
                              HEOW, INC., a Wisconsin corporation

                              By:  /s/Edward J. Hurley
                                   -------------------------------
                                                       President

Executed by Seller on              SELLER:
_______________, 1996.
                              VILLA MEDICI LIMITED PARTNERSHIP,
                              an Illinois limited partnership

                              By:  Villa Medici Partners, Inc.,
                                   an Illinois corporation

                              By:  /s/James E. Mendelson
                                   ---------------------------


Villa Medici

Paine Webber Real Estate Group ("Broker") executes this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission ("Fee") due to it as a result of the transaction described in this Agreement is the amount as set forth in the listing agreement between Broker and Seller. Broker also acknowledges that payment of the aforesaid Fee is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Broker agrees to deliver a receipt to the Seller at the Closing for the Fee and a release stating that no other fees or commissions are due to Broker from Seller or Purchaser.

                              PAINE WEBBER REAL ESTATE GROUP

                              By:  ____________________________



Cohen-Esrey Real Estate Services Inc. ("Co-Broker") executes this Agreement in its capacity as a real estate broker and acknowledges that the amount of the fee or commission ("Co-Fee") due it as a result of the transaction described in this Agreement is the amount as set forth in the listing agreement between Co-Broker and Seller. Co-Broker also acknowledges that payment of the aforesaid Co-Fee is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Co-Broker agrees to deliver a receipt to the Seller at the Closing for the Co-Fee and a release stating that no other fees or commissions are due to Co-Broker from Seller or Purchaser.

                              COHEN-ESREY REAL ESTATE SERVICES
                              INC.

                              By:  ___________________________________

                                   EXHIBITS


A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment of Service Contracts

H    -    Assignment of Leases and Security Deposits

I    -    Notice to Tenants

J    -    Non-Foreign Affidavit

K    -    Assignment of Intangibles

L    -    Rent Roll

M    -    Environmental Reports